Exhibit 10.11

Summary of Compensation Arrangements with Executive Officers

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of RPC, Inc. (Company) and the Company’s other most highly compensated executive officers (Named Executive Officers).

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The annual base salaries for the Company’s Named Executive Officers are reviewed and may be adjusted from time to time at the discretion of the Company’s Human Capital Management and Compensation Committee (Committee).

Annual Incentive Compensation

All of the Named Executive Officers are eligible for annual cash bonuses under the Company’s Performance-Based Incentive Cash Compensation Plan. In addition, the Company’s Named Executive Officers are also eligible for annual cash bonuses as determined by the Committee in its discretion.

Long-term Incentive Compensation

The Named Executive Officers are eligible to receive options, restricted stock awards and performance stock units under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Other Compensation

Health and Retirement Plans

The Named Executive Officers all participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans.

Perquisites and Other Personal Benefits

The Named Executive Officers are provided the following perquisites, as approved by the Committee:

●	automobile with insurance and cost of gasoline for the automobile provided by Company, or an automobile allowance;
●	club dues; and
●	use of the Company’s aircraft for personal travel of the Executive Chairman of the Board and Chief Executive Officer.

All of the Named Executive Officers are also executive officers of Marine Products Corporation (MPC) and receive compensation from that company. Disclosure regarding such compensation can be found in MPC’s filings with the Securities and Exchange Commission.